                                            News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:        Brian W. White
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES THIRD QUARTER RESULTS
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Declares Dividend of $0.05 Per Share

BIRMINGHAM, Ala. (November 18, 2010) – Books-A-Million, Inc. (NASDAQ:BAMM) (the “Company”) today announced financial results for the third quarter and 39-week period ended October 30, 2010.  Net sales for the 13-week period ended October 30, 2010, decreased 5.5% to $104.8 million, from net sales of $110.9 million in the year-earlier period.  Comparable store sales for the 2011 third quarter decreased 5.8% when compared with the 13-week period for the prior year.  Net loss for the 2011 third quarter increased to $1.7 million, or $0.11 per diluted share, compared with a net loss of $1.6 million, or $0.10 per diluted share, in the year-earlier period.

For the 39-week period ended October 30, 2010, net sales decreased 2.8% to $341.8 million, from net sales of $351.5 million in the year-earlier period.  Comparable store sales decreased 4.2% when compared with the same period in the prior year.  For the 39-week period ended October 30, 2010, the Company reported net income of $2.2 million, or $0.14 per diluted share, compared with net income of $1.9 million, or $0.12 per diluted share, for the year-earlier period.

Commenting on the results, Clyde B. Anderson, Chairman, President and Chief Executive Officer, said, "Comparable store sales for the third quarter were disappointing as we faced a tough comparison to last year's bestseller lineup and a cost conscious consumer buying fewer hardcover books. We did see continued positive trends in bargain books and gifts. As we look forward to the fourth quarter we are excited about our new toy, gift and electronics departments, our entry into the video game business, our expanded offering of DVDs and the introduction of the NOOK range of e-readers including NOOKcolor."

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.05 per share.  The quarterly dividend will be paid on December 16, 2010, to stockholders of record at the close of business on December 2, 2010.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com.  The Company presently operates 231 stores in 23 states and the District of Columbia.  The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the names Bookland and Books-A-Million.  The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s website at www.booksamillioninc.com.

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BAMM Announces Third Quarter Results

November 18, 2010

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Oct. 30, 2010	Oct. 31, 2009	Oct. 30, 2010	Oct. 31, 2009
NET SALES	$104,822	$110,885	$341,838	$351,498
Cost of sales (including warehouse, distribution and store occupancy costs)	75,598	82,079	240,943	251,293
GROSS PROFIT	29,224	28,806	100,895	100,205
Operating, selling and administrative expenses	28,779	27,792	86,573	85,871
Depreciation and amortization	3,746	3,634	11,077	10,821
OPERATING INCOME (LOSS)	(3,301)	(2,620)	3,245	3,513
Interest expense, net	146	156	425	476
INCOME (LOSS) BEFORE INCOME TAXES	(3,447)	(2,776)	2,820	3,037
Income tax provision (benefit)	(1,701)	(1,135)	666	1,112
NET INCOME (LOSS)	$ (1,746)	$ (1,641)	$ 2,154	$ 1,925

NET INCOME (LOSS) PER COMMON SHARE:
Basic: Net income (loss)	$ (0.11)	$ (0.10)	$ 0.14	$ 0.12
Weighted average shares outstanding	15,551	15,725	15,679	15,759
Diluted: Net income (loss)	$ (0.11)	$ (0.10)	$ 0.14	$ 0.12
Weighted average shares outstanding	15,551	15,725	15,685	15,768

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties.  A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative.  In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.  Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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